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                                                                     Exhibit 5.1


                               September 21, 2000


Board of Directors
Blue Zone, Inc.
329 Railway Street, 5th Floor
Vancouver, British Columbia
Canada  V6A 1A4

Ladies and Gentlemen:

        We have acted as special Nevada counsel on matters of Nevada law to Blue Zone, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on September 21, 2000 (the "Registration Statement") relating to the sale by the Company of up to 6,780,000 shares of common stock of the Company, with a par value of $.001 per share, initially issuable upon the exercise of stock options granted pursuant to the Company's Amended and Restated 1999 Stock Option Plan (the "Plan").

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.

        Based on the foregoing and subject to receipt by the Company of the stockholder approvals described in the Plan, we are of the opinion that the shares have been duly authorized and, upon issuance, delivery, and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

                                   Sincerely,

                                   McDONALD CARANO WILSON McCUNE
                                   BERGIN FRANKOVICH & HICKS LLP

                                   By /s/ A.J.Hicks
                                          A. J. Hicks
                                          A Partner

                                   Very truly yours,

                                   /s/ A.J. Hicks